EXHIBIT 4-1

                       INVESTMENT AGREEMENT


     This Agreement is by and between ARTISTIC GREETINGS INCORPORATED, a Delaware corporation, with an address of One Komer Center, Elmira, New York 14902 (the "Company"), and Valcheck Company, a Delaware general partnership with an address of 401 Exchange Drive, Arlington, Texas 76011 ("Valcheck").

     WHEREAS, pursuant to an Asset Purchase Agreement of even date herewith among the Company, Valcheck and Valassis Communications, Inc., the Company is purchasing certain assets from Valcheck; and

     WHEREAS, as part of the consideration for the transactions contemplated in the Asset Purchase Agreement, the Company will issue to Valcheck 500,000 shares of the Company's Common Stock, par value $.10 per share (the "Shares");

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1) INVESTMENT INTENT. Valcheck is acquiring the Shares for investment purposes, for its own account and not with a view to, or for resale in connection with, any distribution of the Shares.

     2) DUE DILIGENCE. Valcheck has received the Company's Form 10-K Report for its year ended December 31, 1994, its Form 10-Q for its quarter ended March 31, 1995, its Proxy Statement for its 1995 Annual Meeting of Shareholders and its 1994 Annual Report, and has had an opportunity to discuss the Company, its business plans and prospects with the senior management of the Company. Valcheck understands the financial risks involved with this investment and has the financial ability to hold the Shares for investment purposes.

     3) RESTRICTED SECURITIES. Valcheck understands and acknowledges that the Shares are being offered and sold to it pursuant to an exemption from registration under the Securities Act of 1933 (the "Act") that depends upon its representations contained in this Agreement and that the Company is relying on such representations as a condition precedent to issuing the Shares to it. Valcheck acknowledges and agrees that, since the Shares will be "restricted securities" within the meaning of Rule 144 under the Act, absent their registration for public sale or an exemption from the registration requirements of the Act other than that provided by Rule 144, it must hold the Shares a minimum of two years from their date of acquisition before any of them may be sold under Rule 144, and that any sales thereafter made by it under Rule 144 can only be made in limited quantities and only under the terms and conditions of said Rule; and that any other public resale of the Shares may require registration under the Act or reliance upon an applicable exemption from registration. Valcheck also understands that the Company is under no obligation to register the Shares in the future.

     4) TRANSFER RESTRICTIONS. Valcheck agrees that the Shares may not be transferred, and that the Company shall not be required to register any such transfer in its stock transfer records, unless and until the Company shall have been informed of the proposed transfer and:

          (a) A registration statement with respect to the Shares shall be effective under the Act; or

          (b) Valcheck has obtained an opinion of counsel, in form and content satisfactory to the Company and its counsel, that such transfer complies with an applicable exemption from the registration requirements of the Act, together with such other documentation as counsel for the Company may in its reasonable discretion require as a condition precedent in order to make a determination that the transfer will not involve a violation of the registration provisions of the Act.

     Valcheck agrees that appropriate legends may be placed on any certificates delivered to it representing the Shares in order to give notice of the transfer restrictions set forth in this Agreement.

     5) REPURCHASE OPTION. At any time during the 30 day period beginning on the second anniversary of the closing date of the transactions contemplated under the Asset Purchase Agreement (the "Put Option Term"), Valcheck shall have the right to require the Company to repurchase some or all of the Shares at a price of $5.00 per share (the "Put Option"), and the Company will repurchase the number of Shares designated by Valcheck in such notice within 30 days following the Company's receipt of such request from
Valcheck.    The  Company  shall  take  whatever  action  is  necessary  or appropriate to  ensure  that  any  sale  of  the  Shares by Valcheck to the
Company pursuant to the Put Option complies with the  Act.   The Put Option
shall   not   be  transferable  to  any  third  party  except  to  Valassis
Communications,  Inc., DRB Holdings, Inc., and/or Valassis Direct Response,
Inc.

     6) RIGHT OF FIRST REFUSAL. With respect to any sales of any of the Shares made by Valcheck at any time, Valcheck hereby grants the Company a right of first refusal to purchase such Shares being sold by it on the same price and other terms as are applicable to any disposition contemplated by Valcheck. If such Shares are to be sold in the public market, the Company shall pay the Closing Price for the Company's Common Stock in trading on the National Association of Securities Dealers Inc. ("NASD") Automated Quotation System ("Nasdaq") National Market List on the date the notice of such proposed disposition is received by the Company. If such shares are to be sold in a transaction other than in the public market, the Company shall pay the price agreed to in such transaction. Valcheck must give the Company five days notice of such a proposed disposition, to which the Company must respond within five days following its receipt of such notice or the right of first refusal with respect to the specific disposition
contemplated shall automatically  expire.   This  right  shall specifically
survive the expiration of the Put Option Term indefinitely. Closing of the purchase by the Company of any Shares it may determine to purchase through the exercise of this right of first refusal shall take place within 15 days following the date on which the Company at any time exercises this right.

     7)   BOARD REPRESENTATION; VOTING RIGHTS.

     (a)  BOARD  REPRESENTATION.  So  long  as  Valcheck  controls  at  least
300,000  of  the  Shares,  it  shall  have  the  right  to  designate   one
representative as a member of the Company's Board of Directors. Upon the closing of the transactions contemplated hereby, the Company agrees to take all actions necessary to expand the size of its Board by one and to fill the vacancy created thereby by electing to its Board an individual named by
Valcheck  and  reasonably  acceptable  to  the  Company.   Subject  to  the
foregoing, at each Annual Meeting of the Company's shareholders, the Company agrees to nominate an individual named by Valcheck and reasonably acceptable to the Company, for inclusion in the slate of Directors to be nominated by the Company for election to its Board, and agrees to solicit and vote all proxies received in favor of electing such individual to its Board.

     (b) VOTING OF SHARES. So long as Valcheck controls any of the Shares, with respect to all matters that are put before the Company's shareholders for a vote, whether at a meeting or by written consent, Valcheck agrees to vote all such Shares in favor of the Company's slate of nominees for election to its Board of Directors and in accordance with the Board's recommendation with respect to all other matters, and Valcheck agrees that the Company may enforce these rights by injunctive action in any court of competent jurisdiction.

     8)   GENERAL.

     (a) NOTICE. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized U.S. overnight courier service, fee prepaid and return receipt or other confirmation of
delivery  requested,  or  (iv)   when   telecopied  or  sent  by  facsimile
transmission. Any such notice shall be delivered to a party at its address first set forth above, or at such other address as may be designated by one party in a notice given to the other from time to time in accordance with the terms of this paragraph.

     (b) ASSIGNMENT. This Agreement may not be assigned in whole or in part without the written consent of all parties.

     (c) ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Asset Purchase Agreement, contains the entire understanding between the
parties  hereto  and   supersedes  any  prior  agreements,  understandings,
discussions, or writings between the parties with respect to the subject matter hereof. This Agreement may only be amended by a written document signed by all parties hereto. There are no representations, warranties, or obligations of any party not expressly contained herein.

     (d) WAIVER. No waiver by any party of a breach of any term or condition of this Agreement by any other party shall be effective unless in writing and duly executed by the waiving party. No such waiver shall constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

     (e) CONSTRUCTION. Should an occasion arise in which interpretation of this Agreement becomes necessary, such construction or interpretation shall not presume that the terms hereof be more strictly construed against one party by reason of any rule of construction or authorship.

     (f) DUPLICATE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one of such counterparts.

     (g) HEADINGS. The headings included herein are for convenience only and do not constitute a portion of this Agreement and shall not be used in any construction hereof.

     (h) APPLICABLE LAW; SEVERABILITY. This Agreement shall be governed and construed in accordance with the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without
taking  into  account  conflict  of  laws  principles.   If  any  provision
contained herein is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

     (i) JURISDICTION AND VENUE. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of New York and/or the Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in Monroe County, New York and/or the U.S. District Court for the Western District of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 30th day of May, 1995.


ARTISTIC GREETINGS INCORPORATED         VALCHECK COMPANY

                                        By:  Valassis Direct Response, Inc.,
                                        its Managing Partner
By: /s/ David C. Lee
                                        By: /s/ Robert L. Recchia
Title: President and COO
                                        Title: CFO and Treasurer